Exhibit 3.1(i)

                        CERTIFICATE OF INCORPORATION

                                     OF

                         DOW JONES & COMPANY, INC.
       (AS AMENDED APRIL 22, 1988, APRIL 25, 1989 AND APRIL 20, 2005)



Dow Jones & Company, Inc., a Delaware corporation, hereby certifies as follows:

     FIRST. The name of the corporation is Dow Jones & Company, Inc.

     SECOND. Its registered office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name and address of its registered agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

     THIRD. The nature of the business, or objects or purposes to be transacted, promoted or carried on, are:

          (a) To gather, collect, purchase, analyze, prepare, edit, publish and distribute by newspapers, magazines, books, periodicals and other publications, by ticker, by news bulletins and by other methods, news, comment and quotations of all kinds and descriptions;

          (b) To edit, publish, print, conduct and circulate, or otherwise deal with, any newspapers, news services, magazines, books, periodicals, bulletins and other publications, and news, comment and quotations of all kinds and descriptions, and, in general, to carry on the business of collecting, editing, transmitting, publishing and disseminating news, comment and opinion in any form or manner;

          (c) To purchase or otherwise acquire and to sell, either as principal or agent, newspapers, news services, magazines, books, periodicals and other publications of all kinds and descriptions, stationery and stationer's supplies, and, generally, to carry on the business of wholesale and retail book sellers and stationers;

          (d) To design, manufacture, buy, sell, lease, operate, maintain, service and deal in and with news tickers, stock, bond and other tickers, and other receiving, transmitting and recording instruments, printing, engraving and lithographing machinery, and other machines, machinery and apparatus of all kinds and descriptions for receiving, transmitting, publishing and recording news, comment and quotations;

          (e) To design, manufacture, buy, sell, lease, operate, maintain, service and deal in and with all kinds of machines, machinery and equipment;

          (f) To acquire, hold, use, sell, assign, lease, grant licenses in respect of, and mortgage or otherwise dispose of, letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of the corporation;

          (g) To carry on a general advertising and publicity business in all its branches, either as principal or agent, and to acquire and operate franchises or privileges for the performance of the purposes of the corporation;

          (h) To conduct, and carry on the business of a printer, publisher, lithographer, stereotyper, electrotyper, photographic printer, engraver, bookbinder and stationer, including the printing and publication of newspapers, news services, magazines, news bulletins, stock, bond and other quotations and news, books, pamphlets, periodicals, posters, circulars, envelopes, bill and letterheads, cards, tags, labels, commercial, financial and law blanks and forms of every description; and, in general, to carry on and conduct the business of a printer and publisher;

          (i) To manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade in, deal in and deal with goods, wares and merchandise and personal property of every class and description;

          (j) To purchase, buy, sell, exchange, own, hold, maintain, work, develop, convey, mortgage, lease, let, hire and otherwise acquire, dispose of or deal in and with real estate and personal property, wheresoever situated, in any part of the world, and without limit as to the amount or value thereof, and any interest or right or rights therein, and to improve or deal with such property in any way permitted by law;

          (k) To  borrow or raise  moneys  for any of the  purposes  of the corporation and, from time to time, without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes, and to confer upon the holders of any of its bonds or other obligations such powers, rights and privileges as from time to time may be deemed advisable by the board of directors, to the extent permitted by law;

          (l) To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choses in action and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all of the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof;

          (m) To lend and advance money and extend credit to any person, firm or corporation, either with or without security;

          (n) To purchase or otherwise acquire, hold, cancel, reissue, sell, pledge, exchange, transfer or otherwise deal in its own securities, including shares of its capital stock of any class, from time to time and to such extent and in such manner and upon such terms as the board of directors shall determine; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital except as otherwise permitted by law, and provided further that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly;

          (o) To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association, trust or corporation;

          (p) To apply for, purchase, or acquire by assignment, transfer or otherwise, and to exercise, carry out and enjoy any and all rights under any statute, ordinance, order, license, power, authority, franchise, concession or privilege which any government or authority, or any other corporate or public body, may be empowered to enact, make or grant, and to pay for, aid in and contribute toward carrying the same into effect, and to appropriate any of the corporation's stock, bonds, debentures, notes and other securities and assets to defray the necessary costs, charges and expenses thereof;

          (q) To enter into, make and perform contracts of every kind and description with any person, firm, association, trust, corporation, municipality, county, state, body politic or government or colony or dependency thereof;

          (r) To consolidate with or merge into any one or more other corporations whenever and however organized;

          (s) To have one or more offices and to carry on all or any of its operations and business in any of the states, districts, territories or possessions of the United States, and in any and all foreign countries, subject to the laws of such state, district, territory, possession or country;

          (t) In general, to carry on any other business in connection with the foregoing, and to have and exercise all the powers conferred by the laws of Delaware upon corporations formed under the General Corporation Law of the State of Delaware.

     The objects and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause in this certificate of incorporation, but the objects and purposes specified in each of the foregoing clauses of this Article shall be regarded as independent objects and purposes, and the enumeration of specific objects and purposes shall not be construed to restrict in any manner the general objects and purposes of the corporation, nor shall the expression of one thing be deemed to exclude another, although it be of like nature. The enumeration of objects and purposes herein shall not be deemed to exclude or in any way limit by inference any powers, objects or purposes which the corporation is empowered to exercise, whether expressly by force of the laws of Delaware, now or hereafter in effect, or impliedly by any reasonable construction of said laws.

     FOURTH. The total number of shares of all classes which the corporation shall have authority to issue is One Hundred Sixty Million (160,000,000), consisting of One Hundred Thirty-five Million (135,000,000) shares of common stock of the par value of $1 per share (hereinafter called "Common Stock") and Twenty-five Million (25,000,000) shares of class B common stock of the par value of $1 per share (hereinafter called "Class B Common Stock").

          1. (a) At every meeting of the stockholders every holder of Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Common Stock standing in his name on the stock transfer records of the corporation and every holder of Class B Common Stock shall be entitled to ten (10) votes in person or by proxy for each share of Class B Common Stock standing in his name on the stock transfer records of the corporation; provided that at every meeting of the stockholders called for the election of directors of the corporation (A) the holders of Common Stock, voting separately as a class, shall be entitled to elect seven (7) of the directors to be elected at such meeting, and (B) the holders of class B Common Stock and Common Stock, voting as a separate class, shall be entitled to elect the remaining directors to be elected at such meeting. However, if paragraph a. of Article Fifth is at any time amended to permit the number of directors of the corporation to exceed eighteen, then at every meeting of the stockholders called for the election of directors, (A) the holders of Common Stock, voting separately as a class, shall be entitled to elect the greater of (x) seven (7) of the directors to be elected at such meeting, or (y) one-third (1/3) of the number of directors to be elected at such meeting, and if one-third (1/3) of such number of directors is not a whole number, the next higher whole number of directors to be elected at such meeting), and
     (B) the holders of Class B Common Stock and Common Stock, voting as a separate class, shall be entitled to elect the remaining directors to be elected at such meeting. Directors elected by the holders of Common Stock, voting separately as a class, may be removed, with or without cause, only by a vote of the holders of a majority of the shares of Common Stock then outstanding, voting separately as a class. If, during the interval between annual meetings of stockholders for the election of directors, the number of directors who have been elected by the holders of Common Stock voting separately as a class shall, by reason or resignation, death or removal, be reduced, the vacancy or vacancies in the directors elected by the holders of Common Stock voting separately as a class shall be filled by a majority vote of the remaining directors then in office, even if less than a quorum, and if not so filled within forty days after the creation of such vacancy or vacancies, the Secretary of the corporation shall call a special meeting of the holders of Common Stock and such vacancy or vacancies shall be filed at such special meeting. Any director elected to fill any such vacancy by the remaining directors then in office may be removed from office by vote of the holders of a majority of the shares of Common Stock voting separately as a class.

          (b) Every reference in this certificate of incorporation to a majority or other proportion of shares of stock shall refer to such majority or other proportion of the votes of such shares of stock.

          2. (a) No person holding shares of Class B Common Stock (hereinafter called a "Class B Holder") may transfer, and the corporation shall not register the transfer of, such shares of Class B Common Stock, whether by sale, assignment, gift, bequest, appointment or otherwise, except to a Permitted Transferee of such Class B Holder, which term shall have the following meanings:

               (i) In the case of a Class B Holder who is a natural person holding record and beneficial ownership of the shares of Class B Common Stock in question, "Permitted Transferee" means (A) the spouse of such Class B Holder, (B) a lineal descendant of a great grandparent of such Class B Holder, (C) the trustee of a trust (including a voting trust) for the benefit of one or more of such Class B Holder, other lineal descendants of a great grandparent of such Class B Holder, the spouse of such Class B Holder, and an organization contributions to which are deductible for federal income, estate or gift tax purposes (hereinafter called a "Charitable Organization"), and for the benefit of no other person, provided that such trust may grant a general or special power of appointment to such spouse and may permit trust assets to be used to pay taxes, legacies and other obligations of the trust or the estate of such Class B Holder payable by reason of the death of such Class B Holder and provided that such trust must prohibit transfer of shares of Class B Common Stock to persons other than Permitted Transferees as defined in clause
          (ii) below, (D) a Charitable Organization established by such Class B Holder, such Class B Holder's spouse or a lineal descendant of a great grandparent of such Class B Holder, (E) a corporation all of the outstanding capital stock of which is owned by, or a partnership all of the partners of which are, one or more of such Class B Holder, other lineal descendants of a great grandparent of such Class B Holder, and the spouse of such Class B Holder, provided that if any share of capital stock of such a corporation (or of any survivor of a merger or consolidation of such a corporation), or any partnership interest in such a partnership, is acquired by any person who is not within such class of persons, all shares of Class B Common Stock then held by such corporation or partnership, as the case may be, shall be deemed without further act on anyone's part to be converted into shares of Common Stock, and stock certificates formerly representing such shares of Class B Common Stock shall thereupon and thereafter be deemed to represent the like number of shares of Common Stock.

               (ii) In the case of a Class B Holder holding the shares of Class B Common Stock in question as trustee pursuant to a trust other than a trust described in clause (iii) below, "Permitted Transferee" means (A) the person who established such trust, and
          (B) a Permitted Transferee of such person determined pursuant to clause (i) above.

               (iii) In the case of a Class B Holder holding the shares of Class B Common Stock in question as trustee pursuant to a trust which was irrevocable on the record date (hereinafter in this paragraph 2 called the "Record Date") for determining the persons to whom the Class B Common Stock is first distributed by the corporation, "Permitted Transferee" means any person to whom or for whose benefit principal may be distributed either during or at the end of the term of such trust whether by power of appointment or otherwise.

               (iv) In the case of a Class B Holder holding record (but not beneficial) ownership of the shares of Class B Common Stock in question as nominee for the person who was the beneficial owner thereof on the Record Date, "Permitted Transferee" means such beneficial owner and a Permitted Transferee of such beneficial owner determined pursuant to clauses (i), (ii), (iii), (v) or
          (vi) hereof, as the case may be.

               (v) In the case of a Class B Holder which is a partnership holding record and beneficial ownership of the shares of Class B Common Stock in question, "Permitted Transferee" means any partner of such partnership.

               (vi) In the case of a Class B Holder which is a corporation (other than a Charitable Organization described in subclause (D) of clause (i) above) holding record and beneficial ownership of the shares of Class B Common Stock in question, "Permitted Transferee" means any stockholder of such corporation receiving shares of Class B Common Stock through a dividend or through a distribution made upon liquidation of such corporation, and the survivor of a merger or consolidation of such corporation.

               (vii) In the case of a Class B Holder which is the estate of a deceased Class B Holder, or which is the estate of a bankrupt or insolvent Class B Holder, and provided such deceased, bankrupt or insolvent Class B Holder, as the case may be, held record and beneficial ownership of the shares of Class B Common Stock in question, "Permitted Transferee" means a Permitted Transferee of such deceased, bankrupt or insolvent Class B Holder as determined pursuant to clauses (i), (v) or (vi) above, as the case may be.

          (b) Notwithstanding anything to the contrary set forth herein, any Class B Holder may pledge such Holder's shares of Class B Common Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be transferred to or registered in the name of the pledgee and shall remain subject to the provisions of this paragraph 2. In the event of foreclosure or other similar action by the pledgee, such pledged shares of Class B Common Stock may only be transferred to a Permitted Transferee of the pledgor or converted into shares of Common Stock, as the pledgee may elect.

          (c) For purposes of this paragraph 2:

               (i) The relationship of any person that is derived by or though legal adoption shall be considered a natural one.

               (ii) Each joint owner of shares of Class B Common Stock shall be considered a "Class B Holder" of such shares.

               (iii) A minor for whom shares of Class B Common Stock are held pursuant to a Uniform Gifts to Minors Act or similar law shall be considered a Class B Holder of such shares.

               (iv) Unless otherwise specified, the term "person" means both natural persons and legal entities.

          (d) Any purported transfer of shares of Class B Common Stock not permitted hereunder shall be void and of no effect and the purported transferee shall have no rights as a stockholder of the corporation and no other rights against or with respect to the corporation. The corporation may, as a condition to the transfer or the registration of transfer of shares of Class B Common Stock to a purported Permitted Transferee, require the furnishing of such affidavits or other proof as it deems necessary to establish that such transferee is a Permitted Transferee. The corporation may note on the certificates for shares of Class B Common Stock the restrictions on transfer and registration of transfer imposed by this paragraph 2.

          (e) When the number of outstanding shares of Class B Common Stock falls below Seven Million Five Hundred Thousand (7,500,000), or such higher number as results from adjustments for stock splits or stock dividends, the outstanding shares of Class B Common Stock shall be deemed without further act on anyone's part to be converted into shares of Common Stock, and stock certificates formerly representing outstanding shares of Class B Common Stock shall thereupon and thereafter be deemed to represent the like number of shares of Common Stock.

          3. (a) Each shares of Class B Common Stock may at any time be converted into one (1) fully paid and nonassessable share of Common Stock. Such right shall be exercised by the surrender of the certificate representing such share of Class B Common Stock to be converted to the corporation at any time during normal business hours at the principal executive offices of the corporation, or if an agent for the registration of transfer of shares of Class B Common Stock is then duly appointed and acting (said agent being hereinafter called the "Transfer Agent") then at the office of the Transfer Agent, accompanied by a written notice of the election by the holder thereof to convert and (if so required by the corporation or the Transfer Agent) by instruments of transfer, in form satisfactory to the corporation and to the Transfer Agent, duly executed by such holder or his duly authorized attorney, and transfer tax stamps or funds therefor, if required pursuant to subparagraph (e) below.

          (b) As promptly as practicable after the surrender for conversion of a certificate representing shares of Class B Common Stock in the manner provided in subparagraph (a) above and the payment in cash of any amount required by the provisions of subparagraphs (a) and (e), the corporation will deliver or cause to be delivered at the office of the Transfer Agent to or upon the written order of the holder of such certificate, a certificate or certificates representing the number of full shares of Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate representing shares of Class B Common Stock, and all rights of the holder of such shares as such holder shall cease at such time and the person or persons in whose name or names the certificate or certificates representing the shares of Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock at such time; provided, however, that any such surrender and payment on any date when the stock transfer books of the corporation shall be closed shall constitute the person or persons in whose name or names the certificate or certificates representing shares of Common Stock are to be issued as the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which such stock transfer books are open.

          (c) No adjustments in respect of dividends shall be made upon the conversion of any share of Class B Common Stock, provided, however, that if a share shall be converted subsequent to the record date for the payment of a dividend or other distribution on shares of Class B Common Stock but prior to such payment, the registered holder of such share at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such share on such date notwithstanding the conversion thereof or the corporation's default in payment of the dividend due on such date.

          (d) The corporation covenants that it will at all times reserve and keep available, solely for the purpose of issue upon conversion of the outstanding shares of Class B Common Stock, such number of shares of Common Stock as shall be issuable upon the conversion of all such outstanding shares, provided, that nothing contained herein shall be construed to preclude the corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class B Common Stock by delivery of purchased shares of Common Stock which are held in the treasury of the corporation. The corporation covenants that if any shares of Common Stock, required to be reserved for purposes of conversion hereunder, require registration with or approval of any governmental authority under any federal or state law before such shares of Common Stock may be issued upon conversion, the corporation will cause such shares to be duly registered or approved, as the case may be. The corporation will endeavor to list the shares of Common Stock required to be delivered upon conversion prior to such delivery upon each national securities exchange upon which the outstanding Common Stock is listed at the time of such delivery. The corporation covenants that all shares of Common Stock which shall be issued upon conversion of the shares of Class B Common Stock, will, upon issue, be fully paid and nonassessable and not subject to any preemptive rights.

          (e) The issuance of certificates for shares of Common Stock upon conversion of shares of Class B Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Common Stock converted, the person or persons requesting the issuance thereof shall pay to the corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the corporation that such tax has been paid.

          4. Each share of Common Stock and Class B Common Stock shall be equal in respect of rights to dividends and other distributions in cash, stock or property of the corporation, provided that in the case of dividends or other distributions payable in stock of the corporation, including distributions pursuant to stock split-ups or divisions of stock of the corporation, which occur after the date shares of Class B Common Stock are first issued by the corporation, only shares of Common Stock shall be distributed with respect to Common Stock and only shares of Class B Common Stock shall be distributed with respect to Class B Common Stock.

          5. Except as otherwise provided in paragraph 4 above, the corporation shall not issue additional shares of Class B Common Stock after the date shares of Class B Common Stock are first issued by the corporation, and all shares of Class B Common Stock surrendered for conversion shall be retired, unless otherwise approved by the affirmative vote of the holders of a majority of the outstanding shares of stock of the corporation entitled to vote.

          6. The number of authorized shares of any class or classes of stock of the corporation may be increased or decreased by the affirmative vote of the holders of a majority of the outstanding shares of stock of the corporation entitled to vote.

          7. No stockholder of the corporation shall be entitled as of right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock, but all such additional shares of stock of any class, or bonds, debentures or other securities convertible into or exchangeable for stock, may be issued and disposed of by the board of directors on such terms and for such consideration, so far as may be permitted by law, and to such persons, as the board of directors in its absolute discretion may deem advisable.

     FIFTH. The following provisions regarding the election and removal of directors are established:

          (a) The number of directors of the corporation shall be not less than ten or more than twenty, and, subject to such limitation, shall be fixed from time to time by or pursuant to the bylaws. The directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible (and, if Class B Common Stock is outstanding, consisting as nearly as possible of one director elected by the Common Stock, voting separately as a class, for every two directors elected by the Common Stock and the Class B Common Stock voting together), one class to be originally elected for a term expiring at the 1987 annual meeting of stockholders, another class to be originally elected for a term expiring at the 1988 annual meeting of stockholders, and another class to be originally elected for a term expiring at the 1989 annual meeting of stockholders, with the members of each class to hold office until their successors have been elected and have qualified. At each annual meeting of stockholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Notwithstanding the foregoing, the term of any director who is then 70 years of age or older shall in all events expire at the 1989 annual meeting of stockholders, and thereafter the term of each director shall in all events expire at the annual meeting of stockholders next following such director's 70th birthday.

          (b) Nominations for the election of directors may be made by the board of directors or by any stockholder entitled to vote in the election of directors. However, any stockholder entitled to vote in the election of directors may nominate one or more persons for election as director only if written notice of such stockholder's intent to make such nomination or nominations has been given, either by person delivery or by United States mail, postage prepaid, to the Secretary of the corporation not later than (i) with respect to an election to be held at an annual meeting of stockholders, 45 days in advance of the calendar day on which the corporation's proxy statement was released to stockholders in connection with the previous year's annual meeting of stockholders and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the seventh day following the day on which notice of such meeting is first given to stockholders. Each such notice shall set forth: (A) the name and address of the stockholder who intends to make the nomination or nominations and of the person or persons to be nominated; (B) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;
     (C) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations is or are to be made by the stockholder; (D) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission if the nominee had been nominated by the board of directors; and (E) the consent of each nominee to serve as a director of the corporation if elected. The chairman of any meeting of stockholders may refuse to acknowledge the nomination of any person if not made in compliance with the foregoing procedure.

          (c) Newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from resignation, retirement, death, disqualification, removal, or other cause may be filled by a majority of the remaining directors then in office, even if less than a quorum, except as Article Fourth otherwise provides with respect to, if Class B Common Stock is outstanding, the election of directors by the holders of the Common Stock voting separately as a class. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor has been elected and has qualified. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

          (d) Any director may be removed from office only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of the outstanding Voting Stock (as defined in paragraph
     (a) of Article Seventh), voting together as a single class, except as Article Fourth otherwise provides with respect to, if Class B Common Stock is outstanding, the election of directors by the holders of the Common Stock voting separately as a class.

          (e) Notwithstanding any other provision of this certificate of incorporation or the bylaws (and notwithstanding the fact that a lesser percentage may be specified by law, this certificate of incorporation or the bylaws), the affirmative vote of the holders of at least 80% of the voting power of the outstanding Voting Stock, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with, or repeal this Article Fifth.

     SIXTH. Any action required or permitted to be taken by the stockholders of the corporation must be taken at a duly called annual or special meeting of stockholders and may not be taken by any consent in writing of such holders. Special meetings of stockholders of the corporation may be called only by a majority vote of the whole board of directors, except as otherwise required by law and except as Article Fourth otherwise provides with respect to special meetings to be called for the purpose of the election of directors by, if Class B Common Stock is outstanding, the holders of the Common Stock voting separately as a class. Notwithstanding any other provision of this certificate of incorporation or the bylaws (and notwithstanding the fact that a lesser percentage may be specified by law, this certificate of incorporation or the bylaws), the affirmative vote of the holders of at least 80% of the voting power of the outstanding Voting Stock, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with, or repeal this Article Sixth.

     SEVENTH. The following provisions concerning certain actions and transactions are established:

          (a) In addition to any affirmative vote required by law or this certificate of incorporation, and except as otherwise expressly provided in paragraph (c) of this Article Seventh:

               (i) any merger or consolidation of the corporation or any Subsidiary (as hereinafter defined) with (A) any Interested Stockholder (as hereinafter defined) or (B) any other person (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of any Interested Stockholder; or

               (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or in a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $25 million or more; or

               (iii) the issuance or transfer by the corporation or any Subsidiary (in one transaction or in a series of transactions) of any securities of the corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $25 million or more; or

               (iv) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of any Interested Stockholder or any Affiliate of any Interested Stockholder; or

               (v)  any  reclassification  of  securities   (including  any
          reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any Subsidiary or any other transaction (whether or not with or into or otherwise involving any Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of Equity Security (as hereinafter defined) of the corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder; shall require the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of capital stock of the corporation entitled to vote for the election of directors (the "Voting Stock"), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

          (b)  The  term  "Business   Combination"  means  any  transaction
     described in clauses (i) through (v) of paragraph (a) of this Article Seventh.

          (c) The provisions of paragraph (a) of this Article Seventh shall not be applicable to a Business Combination, and the Business Combination shall require only the affirmative vote required by law and any other provision of this certificate of incorporation, if all of the conditions specified in either of the following subparagraphs
     (i) or (ii) are met:

               (i) The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined).

               (ii) All of the following conditions shall have been met:

                    (A) The  aggregate  amount  of the  cash  and the  Fair
               Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock and Class B Common Stock in the Business Combination is at least equal to the highest of the following:

                         (1) (if  applicable)  the  highest per share price
                    (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder in question for any shares of Common Stock acquired by it (x) within the two-year period immediately prior to the first public announcement of the terms of the proposed Business Combination (the "Announcement Date") or (y) in the transaction in which such Interested Stockholder became an Interested Stockholder; or

                         (2) the Fair  Market  Value  per  share of  Common
                    Stock on the Announcement Date; or

                         (3) the Fair  Market  Value  per  share of  Common
                    Stock on the date on which the Interested Stockholder in question became an Interested Stockholder (the "Determination Date").

                    (B) The  aggregate  amount  of the  cash  and the  Fair
               Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of any other class of outstanding Voting Stock is at least equal to the highest of the following:

                         (1) (if  applicable)  the  highest per share price
                    (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder in question for any shares of such class of Voting Stock acquired by it (x) within the two-year period immediately prior to the Announcement Date or
                    (y) in the transaction in which such Interested Stockholder became an Interested Stockholder; or

                         (2) (if applicable) the highest preferential amount per share to which the holders of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation or dissolution of the corporation; or

                         (3) the Fair Market  Value per share of such class
                    of Voting Stock on the Announcement Date; or

                         (4) the Fair Market  Value per share of such class
                    of Voting Stock on the Determination Date.

                    (C) The  consideration  to be  received by holders of a
               particular class of outstanding Voting Stock is in cash or in the same form as the Interested Stockholder in question has previously paid for shares of such class of Voting Stock, provided that the consideration to be received by holders of Class B Common Stock must be in cash or in the same form as such Interested Stockholder has previously paid for Common Stock. If the Interested Stockholder in question has previously paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration to be paid for shares of such class of Voting Stock purchased in the transaction in question hereunder must be either cash or the form used previously by such Interested Stockholder to acquire the largest number of shares of such class of Voting Stock. The price determined in accordance with subparagraphs (ii)(A) and (ii)(B) of this paragraph (c) shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

                    (D) After the  Interested  Stockholder  in question has
               become an Interested Stockholder and prior to the consummation of such Business Combination: (1) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay, in whole or in part, at the regular date therefor any dividends (whether or not cumulative) on the outstanding stock having preference over the Common Stock as to dividends or upon liquidation; (2) there shall have been (x) no reduction in the annual rate of dividends paid on Common Stock or Class B Common Stock (except as necessary to reflect any subdivision of the Common Stock or Class B Common Stock), except as approved by a majority of the Continuing Directors, and (y) no increase in such annual rate of dividends (except as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of Common Stock or Class B
               Common Stock, except as approved by a majority of the Continuing Directors; and (3) such Interested Stockholder shall not have become the beneficial owner of any additional shares of Voting Stock subsequent to the transaction in which it became an Interested Stockholder.

                    (E) After the  Interested  Stockholder  in question has
               become an Interested Stockholder, it shall not have received the benefit, directly or indirectly (except proportionately with all other stockholders of the corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

                    (F) A proxy or  information  statement  describing  the
               proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to the stockholders of the corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

               (d) For purposes of this Article Seventh:

                    (i) a "person"  means any  individual,  proprietorship,
               partnership, corporation or other entity, or any group of two or more of the foregoing acting together;

                    (ii) "Interested  Stockholder"  means any person (other
               than the corporation or any Subsidiary) who or which:

                         (A)  is  the   beneficial   owner,   directly   or
                    indirectly, of 10% or more of the voting power of the outstanding Voting Stock; or

                         (B) is an Affiliate of the  corporation and at any
                    time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or

                         (C) is an assignee of or has  otherwise  succeeded
                    to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Stockholder, if such assignment or succession occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

                    (iii) A person is a  "beneficial  owner" of any  Voting
               Stock:

                         (A) that such person or any of its  Affiliates  or
                    Associates (as hereinafter defined) beneficially owns directly or indirectly; or

                         (B) that such person or any of its  Affiliates  or
                    Associates has (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time or upon the occurrence of an event, or both) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (2) the right to vote pursuant to any agreement, arrangement or understanding; or

                         (C) that is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

                    (iv) For the purpose of determining whether a person is
               an Interested Stockholder pursuant to subparagraph (ii) of this paragraph (ii) of this paragraph (d), the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of subparagraph (iii) of this paragraph (d), but shall not include any other shares of Voting Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion right, warrants or options, or otherwise.

                    (v) "Affiliate" and "Associate" have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on March 1, 1986.

                    (vi) "Subsidiary" means any corporation of which a majority of any class of Equity Security is owned, directly or indirectly, by the corporation, provided that for the purposes of the definition of Interested Stockholder set forth in subparagraph (ii) of this paragraph (d), the term "Subsidiary" shall mean only a corporation of which a majority of each class of Equity Security is owned, directly or indirectly, by the corporation.

                    (vii) "Continuing Director" means (A) any member of the
               board of directors who was a member of the board on April 15, 1986, (B) any member of the board of directors who is unaffiliated with the Interested Stockholder in question and who was a member of the board prior to the time that such Interested Stockholder became an Interested Stockholder, and
               (C) any member of the board of directors who was nominated or elected by a majority of Continuing Directors then on the board of directors.

                    (viii) "Fair Market Value" means (A) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange - Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period immediately preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the board of directors in good faith and (B) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the board of directors in good faith.

                    (ix) In the event of any Business  Combination in which
               the corporation survives, the phrase "consideration other than cash to be received" as used in subparagraphs (ii)(A) and (B) of paragraph (c) of this Article Seventh shall include the shares of Common Stock, Class B Common Stock and the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

                    (x) "Equity  Security" has the meaning ascribed to such
               term in Section 3(a)(11) of the Securities Exchange Act of 1934, as in effect on March 1, 1986.

               (e) A majority of the entire board of director shall have the power and duty to determine for purposes of this Article Seventh, on the basis of information known to the directors after reasonable inquiry, (i) whether a person is an Interested
          Stockholder, (ii) the number of shares of Voting Stock beneficially owned by any person, (iii) whether a person is an Affiliate or Associate of another, and (iv) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $25 million or more. A majority of the entire board of directors shall have the further power to interpret all of the terms and provisions of this Article Seventh.

               (f) Nothing contained in this Article Seventh shall be construed to relieve any Interested Stockholder of any fiduciary obligation imposed by law.

               (g) Notwithstanding any other provision of this certificate of incorporation or the bylaws (and notwithstanding the fact that a lesser percentage may be specified by law, this certificate of incorporation or the bylaws), the affirmative vote of the holders of at least 80% of the voting power of the outstanding Voting Stock, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with, or repeal this Article Seventh.

          EIGHTH. The board of directors of the corporation, when evaluating any actions or transactions described in paragraph (a) of Article Seventh of this certificate of incorporation, shall give due consideration to all relevant factors, including without limitation the effect of such action or transaction upon the independence and integrity of the corporation's publications and services and the social and economic effects of such action or transaction upon the corporation's stockholders, employees, subscribers, readers, advertisers, customers, suppliers and other constituencies, and on the communities in which the corporation and its subsidiaries operate or are located.

          NINTH. The minimum amount of capital with which the corporation will commence business is One Thousand Dollars ($1,000).

          TENTH. The names and places of residence of the incorporators are as follows:

          Guy Bancroft................        164 Riverway
                                              Boston, Massachusetts

          Richard B. Cole.............        64 Valentine Park
                                              West Newton, Massachusetts

          Laurence M. Lombard.........        Dedham, Massachusetts

          ELEVENTH. The corporation is to have perpetual existence.

          TWELFTH. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

          THIRTEENTH. 1. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

               (a) To make, alter or repeal the bylaws of the corporation;

               (b) To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation;

               (c) To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created;

               (d) By resolution or resolutions passed by a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in said resolution or resolutions or in the bylaws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the bylaws of the corporation or as may be determined from time to time by resolution adopted by the board of directors;

               (e) When and as  authorized by the  affirmative  vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders' meeting duly called for that purpose, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may be in whole or in part shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation;

               (f) From time to time to determine whether and to what extent, at what time and place and under what conditions and regulations the accounts and books of the corporation or any of them shall be open to the inspection of any stockholders; and no stockholder shall have any right to inspect any account or book or document of the corporation except as conferred by statute or bylaws or as authorized by a resolution of the stockholders or board of directors.

          2. Notwithstanding any other provision of this certificate of incorporation or the bylaws (and in addition to any different vote that may be specified by law, this certificate of incorporation or the bylaws), so long as there shall be any Class B Common Stock outstanding, (x) Section 43 of the Bylaws of the corporation shall not be amended, altered or repealed, and no bylaw inconsistent with
     Section 43 of the Bylaws may be adopted, without either (a) if adopted by the stockholders, the affirmative vote of a majority of the outstanding shares of Common Stock and the affirmative vote of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class, or (b) if adopted by the directors, the affirmative vote of at least 80% of the directors then in office and
     (y) this paragraph 2 shall not be amended, altered or repealed without the affirmative vote of a majority of the outstanding shares of Common Stock and the affirmative vote of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.

          FOURTEENTH. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of
     Section 291 of Title 8 of the Delaware Code or under any similar provisions enacted in place thereof or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code or under any similar provisions enacted in place thereof, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said Court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the Court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this corporation, as the case may be, and also on this corporation.

          FIFTEENTH. A director of the corporation shall not be disqualified by his office from dealing or contracting with the corporation either as a vendor, purchaser or otherwise, nor shall any transaction or contract of the corporation be void or voidable by reason of the fact that any director or any firm of which any director is a member or any corporation of which any director is a shareholder, officer or director, is in any way interested in such transaction or contract, provided that such transaction or contract is or shall be authorized, ratified or approved (1) by a vote of a majority of a quorum of the board of directors without including in such majority or quorum any director so interested or member of a firm so interested, or a shareholder, officer or director of a corporation so interested, or (2) by the written consent of the holders of record of a majority of the outstanding shares of stock of the corporation entitled to vote, or (3) by the affirmative vote of the holders of a majority of stock of the corporation represented at any meeting at which a quorum is present, and provided further that such interest shall have been fully disclosed or otherwise known to the directors or stockholders authorizing, ratifying or approving such transaction or contract; nor shall any director be liable to account to the corporation for any profits realized by or from or through any such transaction or contract of the corporation authorized, ratified or approved as aforesaid by reason of the fact that he, or any firm of which he is a member or any corporation of which he is a shareholder, officer or director was interested in such transaction or contract. Nothing herein contained shall create liability in the events above described or prevent the authorization, ratification or approval of such transactions or contracts in any other manner permitted by law.

          SIXTEENTH. Meetings of stockholders may be held without the State of Delaware, if the bylaws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be from time to time designated by the board of directors or in the bylaws of the corporation. Elections of directors need not be by ballot unless the bylaws of the corporation shall so provide.

          SEVENTEENTH. No director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor the repeal of this Article Seventeenth, nor the adoption of any provision of the certificate of incorporation inconsistent with this Article Seventeenth, shall eliminate or reduce the effect of this Article Seventeenth on any cause of action that arises out of an act or omission of a director occurring prior to such amendment, repeal or adoption.

          EIGHTEENTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.